UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2011

Western Reserve Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Ohio	000-51264	31-1566623

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4015 Medina Road, Medina, Ohio	44256

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  330-764-3131

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 18, 2011, the Compensation Committee of the Boards of Directors of Western Reserve Bancorp, Inc. (the “Company”) and its subsidiary, Western Reserve Bank (the “Bank”) recommended, and the Boards approved a new Employment Agreement for Mr. Edward J. McKeon, President and Chief Executive Officer of the Company and the Bank.  Under the terms of the agreement, Mr. McKeon will continue as President and Chief Executive Officer of the Company and the Bank until October 1, 2013.  His Base Pay will be $182,000 per year, subject to the right of the parties, by mutual agreement, to adjust such rate in respect of any future calendar year or years.  Additionally, the Company will continue to provide certain benefits while Mr. McKeon is in the active employment of the Company, including use of a full-sized automobile, term life insurance, paid vacation, health insurance, reimbursement of customary business expenses, and supplemental retirement benefits pursuant to the Supplemental Employee Retirement Plan adopted on May 15, 2005.  Mr. McKeon will be eligible to participate in the Company’s incentive, employee benefit and health and welfare plans, subject to the terms and conditions of such plans.  If Mr. McKeon’s employment is terminated by the Company without Cause, he would be entitled to receive a lump sum payment equal to the lesser of (1) one times his then current Base Pay; or (2) if the remaining term of the Agreement is less than 12 months, an amount equal to his then current Base Pay multiplied by a fraction the numerator of which is the number of days remaining in the term of the Agreement and the denominator of which is 360.  If Mr. McKeon’s employment is terminated in connection with a Change in Control, he would be entitled to receive a special severance payment, payable in a lump sum, equal to 1.00 times his then current Base Pay.

Mr. McKeon’s participation in any plan or program is subject to limitations under Internal Revenue Code section 409A as well as the Amendment to Employment Agreement dated May 15, 2009, entered into between the Corporation and Mr. McKeon concerning limitations on golden parachute payments and clawbacks so long as the Company is a participant in the Capital Purchase Program of the Troubled Asset Relief Program.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Date: August 19, 2011		Western Reserve Bancorp, Inc.

	by:	/s/ Cynthia A. Mahl
Cynthia A. Mahl, Executive Vice President
and Chief Financial Officer